Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated August 15, 2001 (the "Agreement") is entered into pursuant to Section 92A.190 of the Nevada Revised Statutes and Section 252 of the General Corporation Law of the State of Delaware between STAGE STORES, INC., a Delaware corporation with a principal place of business at 10201 Main Street, Houston, Texas 77025 ("Stage"), and SPECIALTY RETAILERS, INC. (NV), a Nevada corporation with a principal place of business at 10201 Main Street, Houston, Texas 77025 ("SRINV"). Stage and SRINV are sometimes referred to in this Agreement as the "Constituent Corporations."

WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation (the "Merger").

WHEREAS, SRINV, Stage and their affiliate, Specialty Retailers, Inc., a Texas corporation (collectively, the "Debtors"), are Debtors in Possession in jointly administered case No. 0035078-H2-11 in the United States Bankruptcy Court for the Southern District of Texas Houston Division pursuant to Title 11 of the United States Code, Sections 101-1330, as now in effect or hereafter amended (the "Bankruptcy Court," and the "Bankruptcy Code").

WHEREAS, on August 8, 2001, the Bankruptcy Court confirmed, and thereby directed the implementation and consummation of, the Third Amended Plan of Reorganization of Stage Stores, Inc., Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV) (the "Plan"), a copy of which is attached to this Agreement as Exhibit A and which is incorporated into this Agreement by reference as if fully set forth in this Agreement.

WHEREAS, the Merger is one of the Restructuring Transactions required to be consummated by the Plan.

NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Constituent Corporations agree as follows:

1. Surviving Corporation. Stage shall be merged with and into SRINV, which shall be the surviving corporation.

2. Merger Date. The Merger shall become effective (the "Merger Date") upon the completion of:

2.1. the adoption of this Agreement by Stage pursuant to the General Corporation Law of the State of Delaware and by SRINV pursuant to the Nevada Revised Statutes; and

2.2. the execution and filing by SRINV of Articles of Merger with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes.

2.3. the execution and filing by Stage of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

3. Time of Filings. The Articles of Merger shall be filed with the Secretary of State of the State of Nevada and the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware upon the approval, as required by law and to the extent required by the Plan, of this Agreement by the Constituent Corporations and the fulfillment or waiver of the terms and conditions in this Agreement.

4. Name of Surviving Corporation. On the Merger Date, the name of the surviving corporation will be changed to "Stage Stores, Inc." in accordance with the applicable laws of the State of Nevada. For purposes of this Agreement, the surviving corporation shall be designated "New Stage."

5. Governing Law. New Stage shall be governed by the laws of the State of Nevada.

6. Certificate of Incorporation. The Articles of Incorporation of SRINV in effect as of the Merger Date will be the Articles of Incorporation of New Stage from and after the Merger Date, subject to the right of New Stage to amend its Articles of Incorporation in accordance with the laws of the State of Nevada and as provided in the Articles of Incorporation.

7. Bylaws. The Bylaws of SRINV in effect as of the Merger Date will be the Bylaws of New Stage from and after the Merger Date, subject to the right of New Stage to amend its Bylaws in accordance with the laws of the State of Nevada and as provided in the Bylaws.

8. Directors and Officers. The directors and officers of SRINV as of the Merger Date will be the directors and officers of New Stage from and after the Merger Date, subject to the right of New Stage to add and replace directors and officers as set forth in its Bylaws and the laws of the State of Nevada.

9. Bankruptcy Proceeding. To the extent this Agreement is inconsistent with the Plan, the Bankruptcy Code and the orders of the Bankruptcy Court, the Plan, the Bankruptcy Code and the orders of the Bankruptcy Court shall prevail.

10. Consummation of the Plan. As provided in the Plan, the Merger is authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of either Stage or SRINV.

11. New Common Stock. As provided in the Plan, New Stage is authorized to issue 50,000,000 shares of new common stock, par value $.01 per share, (the "New Common Stock"), a portion of which shall be issued to some prior creditors of the Debtors and to others as set forth in the Plan.

12. Cancellation of Old Stock; Issuance of New Common Stock. The Plan provides for (a) the cancellation of the currently issued and outstanding stock and the current treasury stock of the Constituent Corporations, and (b) the manner and basis of issuing some of the New Common Stock. Therefore, the Constituent Corporations agree as follows:

12.1. All previously issued and outstanding common stock and preferred stock of the Constituent Corporations and all warrants, options or other rights to the common or preferred stock of the Constituent Corporations will, by virtue of the Plan and without any action on the part of the Constituent Corporations or their shareholders, be retired and canceled as of the Merger Date.

12.2. All treasury stock of the Constituent Corporations will, by virtue of the Plan and without any action on the part of the Constituent Corporations, be retired and canceled as of the Merger Date.

12.3. As of the Merger Date, the total number of shares of New Common Stock that New Stage is authorized to have outstanding at any one time will be 50,000,000 shares. New Stage shall have the authority to issue preferred stock. However, New Stage shall be prohibited from issuing nonvoting equity securities to the extent set forth in Section 1123(a) of the Bankruptcy Code.

12.4. New Stage shall issue New Common Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan

12.5. Any New Common Stock to be issued pursuant to the Plan to officers, directors, or holders of ten percent (10%) or more of the New Common Stock, unless previously registered pursuant to the Securities Act of 1933, as amended (the "Act"), will be restricted as to transferability pursuant to Rule 144 of the Act, and will bear substantially the following legend:

The securities represented by this certificate have not been registered under the United States Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

13. Effect of the Merger. On the Merger Date, the separate existence of Stage shall cease (except insofar as continued by statute), and it shall be merged with and into SRINV. To the extent provided in the Plan and the Bankruptcy Code, all the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in New Stage or its designated subsidiaries, as the case may be in order to implement the Plan and the Restructuring Transactions contemplated in the Plan, without further act or deed. To the extent provided in the Plan and the Bankruptcy Code, New Stage or its designated subsidiaries, as the case may be in order to implement the Plan and the Restructuring Transactions contemplated in the Plan, shall thereafter be responsible and liable for all the liabilities and obligations, if any, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against New Stage or its designated subsidiaries, as the case may be in order to implement the Plan and the Restructuring Transactions contemplated in the Plan,.

14. Representations and Warranties of Stage. Stage represents and warrants to SRINV that:

14.1. Corporate Organization and Good Standing. Stage is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

14.2. Reporting Company Status. Stage is a reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934.

14.3. Reporting Company Filings. Stage has timely filed and is current on all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934.

14.4. Capitalization. Stage's authorized capital stock consists of 75,000,000 shares of Common Stock, $.01 par value, of which 26,846,366 shares are issued and outstanding, 3,000,000 shares of Class B Common Stock, $.01 par value, of which 1,250,584 shares are issued and outstanding, and 2,500,000 shares of preferred stock of which no shares are outstanding.

14.5. Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

14.6. Stock Rights. As of the Merger Date, no stock grants, options, rights, warrants or other rights to purchase or obtain Stage stock will be outstanding or committed to be issued.

14.7. Cancellation of Stock. All stock of Stage will be cancelled as of the Merger Date pursuant to the Plan.

14.8. Corporate Authority. As a Debtor in Possession and subject to the Bankruptcy Code and the Plan, Stage has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

14.9. Subsidiaries. Other than as set forth in Disclosure Schedule 14.9, Stage has no subsidiaries.

14.10. Financial Statements. Stage's financial statements dated as of May 5, 2001, copies of which will have been delivered by Stage to SRINV prior to the date of this Agreement (the "Stage Financial Statements"), fairly present the financial condition of Stage as of that date and the results of its operations for the period then ended in conformity with generally accepted accounting principles consistently applied.

14.11. Absence of Undisclosed Liabilities. Except to the extent reflected in the Stage Financial Statements, Stage did not have as of that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

14.12. No Material Changes. There has been no material adverse change in the business, properties, or financial condition of Stage since the date of the Stage Financial Statements.

14.13. Litigation. Except as set forth in Disclosure Schedule 14.13, there is not, to the knowledge of Stage, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Stage or against any of its officers or directors.

14.14. Contracts. Stage is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

14.15. Title. Stage has good and marketable title to all the real property and good and valid titled to all other property included in the Stage Financial Statements. The properties of Stage are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Stage.

14.16. Tax Returns. All required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by Stage for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the Stage Financial Statements are adequate to cover any such taxes that may be assessed against Stage in respect of its business and its operations during the periods covered by the Stage Financial Statements and all prior periods.

14.17. No Violation. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Stage is subject or by which Stage is bound.

15. Representations and Warranties of SRINV. SRINV represents and warrants to Stage that:

15.1. Corporate Organization and Good Standing. SRINV is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

15.2. Capitalization. SRINV's authorized capital stock currently consists of 1,000 shares of common ctock, $.01 par value, all of which are issued and outstanding.

15.3. Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

15.4. Stock Rights. As of the Merger Date, no stock grants, options, rights, warrants or other rights to purchase or obtain SRINV stock will be outstanding or committed to be issued.

15.5. Cancellation of Stock. All stock of SRINV will be cancelled as of the Merger Date pursuant to the Plan.

15.6. Corporate Authority. As a Debtor in Possession and subject to the Bankruptcy Code and the Plan, SRINV has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

15.7. Subsidiaries. Except as set forth in Disclosure Schedule 15.7, SRINV does not have any subsidiaries.

15.8. Financial Statements. SRINV's financial statements dated as of May 5, 2001, copies of which will have been delivered by SRINV to Stage prior to the date of this Agreement (the "SRINV Financial Statements"), fairly present the financial condition of SRINV as of that date and the results of its operations for the period then ended in conformity with generally accepted accounting principles consistently applied.

15.9. Absence of Undisclosed Liabilities. Except to the extent reflected in the SRINV Financial Statements, SRINV did not have as of that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

15.10. No Material Changes. There has been no material adverse change in the business, properties, or financial condition of SRINV since the date of the SRINV Financial Statements.

15.11. Litigation. Except as set forth in Disclosure Schedule 15.11, there is not, to the knowledge of SRINV, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against SRINV or against any of its officers or directors.

15.12. Contracts. SRINV is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

15.13. Title. SRINV has good and marketable title to all the real property and good and valid title to all other property included in the SRINV Financial Statements. The properties of SRINV are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of SRINV.

15.14. Tax Returns. All required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by SRINV for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the SRINV Financial Statements are adequate to cover any such taxes that may be assessed against SRINV in respect of its business and its operations during the periods covered by the SRINV Financial Statements and all prior periods.

15.15 No Violation. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property for SRINV is subject or by which SRINV is bound.

16. Conduct of Stage Pending the Merger Date. Stage covenants that between the date of this Agreement and the Merger Date:

16.1. No change will be made in Stage's Articles of Incorporation or Bylaws.

16.2. Stage will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock.

16.3 Stage will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business or as provided in the Plan.

17. Conduct of SRINV Pending the Merger Date. SRINV covenants that between the date of this Agreement and the Merger Date:

17.1. No change will be made in SRINV's Articles of Incorporation or Bylaws other than those necessary to implement the Plan and the Restructuring Transactions set forth in the Plan.

17.2. SRINV will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock.

17.3. SRINV will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business or as provided in the Plan.

18. Conditions Precedent to Obligation of Stage. Stage's obligation to consummate the Merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived by Stage:

18.1. SRINV's Representations and Warranties. The representations and warranties of SRINV set forth in this Agreement shall be true and correct on the Merger Date as though made at and as of that date, except as affected by transactions contemplated by the Plan.

18.2. SPINV's Covenants. SRINV shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

18.3. Approval. This Agreement shall have been approved by SRINV in such manner as is required by law and the Plan, if any, including all appropriate action by directors and, if required, by shareholders, and in any event to the extent required by the Plan.

18.4. Supporting Documents of SRINV. SRINV shall have delivered to McKinney & Stringer (the "Exchange Agent") supporting documents in form and substance satisfactory to the Exchange Agent to the effect that:

(i) SRINV is a corporation duly organized, validly existing, and in good standing.

(ii) SRINV's authorized and issued capital stock is as set forth in this Agreement.

(iii) The execution and adoption of this Agreement have been duly authorized by SRINV in such manner as is required by law and the Plan, if any, including all appropriate action by directors and, if required, by shareholders and in any event to the extent required by the Plan.

19. Conditions Precedent to Obligation of SRINV. SRINV's obligation to consummate the Merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived by SRINV:

19.1. Stage's Representations and Warranties. The representations and warranties of Stage set forth in this Agreement shall be true and correct on the Merger Date as though made at and as of that date, except as affected by transactions contemplated by the Plan.

19.2. Stage's Covenants. Stage shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

19.3. Approval. This Agreement shall have been approved by Stage in such manner as is required by law and the Plan, if any, including all appropriate action by directors and, if required, by shareholders, and in any event to the extent required by the Plan.

19.4. Supporting Documents of Stage. Stage shall have delivered to the Exchange Agent supporting documents in form and substance satisfactory to the Exchange Agent to the effect that:

(i) Stage is a corporation duly organized, validly existing, and in good standing.

(ii) Stage's authorized and issued capital stock is as set forth in this Agreement.

(iii) The execution and adoption of this Agreement have been duly authorized by Stage in such manner as is required by law and the Plan, if any, including all appropriate action by directors and, if required, by shareholders and in any event to the extent required by the Plan.

20. Access. From the effective date of this Agreement to the Merger Date, SRINV and Stage shall provide each other with such information and permit each other's officers and representatives such access to their respective properties and books and records as the other may from time to time reasonably request. If the Merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

21. Closing.

21.1. The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Exchange Agent or other location designated by the Constituent Corporations without requiring the meeting of the Constituent Corporations. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously.

21.2. Any copy, facsimile telecommunication or other reliable reproduction of any writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

21.3. At the Closing and to the extent not waived by SRINV, Stage shall deliver to the Exchange Agent in satisfactory form if not already delivered to the Exchange Agent:

(i) evidence of the execution and adoption of this Agreement in such manner as is required by law and the Plan, if any, including all appropriate action by directors and, if required, by shareholders to the extent required by the Plan;

(ii) a Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Stage;

(iii) certified copies of the resolutions of the board of directors of Stage authorizing the execution of this Agreement and the consummation of the Merger, if required;

(iv) the Stage Financial Statements;

(v) a Secretary's Certificate of Incumbency of the officers and directors of Stage; and

(vi) any document as may be specified in this Agreement or required to satisfy the conditions, representations and warranties enumerated elsewhere in this Agreement or the Plan.

21.4. At the Closing and to the extent not waived by Stage, SRINV shall deliver to the Exchange Agent in satisfactory form if not already delivered to the Exchange Agent:

(i) evidence of the execution and adoption of this Agreement in such manner as is required by law and the Plan, if any, including all appropriate action by directors and, if required, by shareholders to the extent required by the Plan;

(ii) a Certificate of the Secretary of State of Nevada as of a recent date as to the good standing of SRINV;

(iii) certified copies of the resolutions of the board of directors of SRINV authorizing the execution of this Agreement and the consummation of the Merger, if required;

(iv) the SRINV Financial Statements;

(v) a Secretary's Certificate of Incumbency of the officers and directors of SRINV; and

(vi) any document as may be specified in this Agreement or required to satisfy the conditions, representations and warranties enumerated elsewhere in this Agreement or the Plan.

22. Survival of Representations and Warranties. The representations and warranties of the Constituent Corporations set forth in this Agreement shall survive the Merger Date.

23. General Provisions.

23.1. Further Action. Each Constituent Corporation agrees that will execute any additional instruments and take any other action as may be reasonably required to carry out the intent and purposes of this Agreement and the Plan.

23.2. Waiver. Any failure on the part of either Constituent Corporation to comply with any of its obligations, agreements, or conditions under this Agreement may be waived by the party to whom that compliance is owed.

23.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Stage, to:

Michael McCreery, Executive Vice President

Stage Stores, Inc.

10201 Main Street

Houston, TX 77025

If to SRINV, to:

Michael McCreery, Executive Vice President

Specialty Retailers, Inc. (NV)

10201 Main Street

Houston, TX 77025

23.4. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada to the extent not superseded by the Bankruptcy Code and inconsistent with the Plan.

23.5. Assignment. This Agreement shall inure to the benefit of, and be binding upon the Constituent Corporations and their successors and assigns; provided, however, that any assignment by either Constituent Corporation of its rights under this Agreement without the written consent of the other party shall be void.

23.6. Closing Date. The Closing shall take place upon the fulfillment by each Constituent Corporation of all the conditions of Closing required in this Agreement, but not later than thirty (30) days following execution of this Agreement unless extended by mutual consent of the Constituent Corporations or directed by the Plan or the Bankruptcy Court.

23.7. Review of Agreement. Each of the Constituent Corporations acknowledges that it has had time to review this Agreement and, as desired, to consult with counsel. In the interpretation of this Agreement, no adverse presumption shall be made against either Constituent Corporation on the basis that it has prepared, or participated in the preparation of, this Agreement.

23.8. Disclosure Schedules. All Disclosure Schedules attached to this Agreement, if any, shall be acknowledged by each Constituent Corporations by signature or initials thereon unless waived by the Constituent Corporations.

24. Effective Date. This effective date of this Agreement shall be August __, 2001 (the "Effective Date").

IN WITNESS WHEREOF, the Constituent Corporations have executed this Agreement and Plan of Merger as of the Effective Date.

STAGE STORES, INC., a Delaware corporation By: /s/ Michael McCreery MICHAEL McCREERY Executive Vice President
SPECIALTY RETAILERS, INC. (NV), a Nevada corporation By: /s/ Michael McCreery MICHAEL McCREERY Executive Vice President

STATE OF TEXAS )

) ss.

COUNTY OF HARRIS )

On August 22, 2001 before me, a Notary Public, personally appeared Michael McCreery who is the Executive Vice President of Stage Stores, Inc., and who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that, by his signatures on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Melinda Jo Perry

NOTARY PUBLIC

My Commission Expires:

August 1, 2005

STATE OF TEXAS )

) ss.

COUNTY OF HARRIS )

On August 22, 2001 before me, a Notary Public, personally appeared Michael McCreery who is the Executive Vice President of Specialty Retailers, Inc. (NV), and who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that, by his signatures on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Melinda Jo Perry

NOTARY PUBLIC

My Commission Expires:

August 1, 2005

STAGE DISCLOSURE SCHEDULE 14.9

Subsidiaries

Specialty Retailers, Inc. (NV), a Nevada corporation, and its subsidiary, Granite National Bank, a national banking association

Specialty Retailers, Inc., a Texas corporation, and its subsidiary, SRI Receivables Purchase Co., Inc., a Delaware corporation

STAGE (THE "COMPANY") DISCLOSURE SCHEDULE 14.13

Litigation

From time to time the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business. Upon the filing of the Chapter 11 Proceedings, certain of the cases described below were stayed pursuant to the automatic stay afforded by the Bankruptcy Code. These proceedings cannot go forward absent Court approval to lift the automatic stay.

On March 30, 1999, a class action lawsuit was filed against the Company and certain of its officers, directors and stockholders in the United States District Court for the Southern District of Texas, Houston Division by John C. Weld, Jr., a stockholder who purchased 125 shares of the Company's common stock on August 3, 1998, alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder (the "Weld Suit"). The Company believes that the allegations of the Weld Suit are without merit, and on July 23, 1999, the Company filed a motion to dismiss. United States District Judge Kenneth Hoyt entered an order on December 8, 1999 dismissing the Weld Suit. Mr. Weld appealed the order to the United States Court of Appeals for the Fifth Circuit (the "Fifth Circuit"). On May 16, 2001, the Fifth Circuit affirmed the District Court's dismissal of the Weld Suit. The plaintiffs in the Weld Suit have the option to appeal that decision to the United States Supreme Court, but the United States Supreme Court may or may not decide to hear the appeal.

On March 20, 2001, the Bankruptcy Court in the Chapter 11 Proceedings entered an order that authorized the Company and its subsidiaries to enter into and perform a Compromise, Settlement and Release Agreement dated January 31, 2001 with Carl Tooker, the Company's former Chairman, Chief Executive Officer and President, and his wife (the "Settlement Agreement") in the District Court of Harris County, Texas (the "Tooker Suit"). Pursuant to the Settlement Agreement, Mr. Tooker and his wife executed a promissory note dated March 30, 2001 payable to Specialty Retailers, Inc. ("SRI") in the principal sum of $1,215,567 (the "Maximum Principal Amount"), with an annual interest rate of 6.5%, and with a maturity date of February 11, 2011 (the "Note"). The Note provides that in the event $532,000 of the Maximum Principal Amount is paid on or before August 1, 2008 as provided in the Note, the remaining unpaid Maximum Principal Amount will not be payable and will be irrevocably waived by SRI. On March 30, 2001, Mr. Tooker also resigned from the Company's Board of Directors and as an officer of the Company and all of its affiliates, in both cases with the resignations to be deemed effective as of February 21, 2000. On April 10, 2001, the Tooker Suit was dismissed by the State Court with prejudice as to all parties.

In March 2000, eleven former employees of SRI d/b/a Palais Royal, filed two separate suits in the United States District Court for the Southern District of Texas against the Company, SRI and Mary Elizabeth Pena, arising out of alleged conduct occurring over an unspecified time while the plaintiffs were working at one or more Palais Royal stores in the Houston, Texas area. The plaintiffs allege that on separate occasions they were falsely accused of stealing merchandise and other company property and giving discounts for purchases against company policy. The suits accuse the defendants of defamation, false imprisonment, intentional infliction of mental distress, assault and violation of the Racketeer Influenced and Corrupt Organizations (RICO) Act. The claims seek unspecified damages for mental anguish, lost earnings, exemplary damages, treble damages, interest, attorneys' fees and costs. The Company denies the allegations and intends to vigorously defend the claims. These claims are currently stayed by reason of the Company's Chapter 11 Proceedings.

On June 1, 2000, the Company, SRI and Specialty Retailers, Inc. (NV) (the "Debtors") filed voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. During the Chapter 11 Proceedings, the Company has continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a reorganization plan and subject to the supervision and orders of the Court. Additionally, an unsecured creditor committee was formed and has the right to review and participate in the Chapter 11 Proceedings. On April 24, 2001, the Debtors filed, and subsequently amended on May 14, May 21, May 25 and June 6, 2001, a "Disclosure Statement", pursuant to Section 1125 of the Bankruptcy Code, and a "Plan of Reorganization" with the Court.

On November 3, 2000, the Company received a copy of the United States Securities and Exchange Commission's (the "SEC") August 3, 2000 Order Directing Private Investigation "In the Matter of Stage Stores, Inc." (the "SEC Order"). The SEC Order is a confidential document directing a non-public investigation into related party transactions previously reported by the Company on Form 8-K dated March 9, 2000. The Company is cooperating with the SEC in the investigation.

On April 14, 2000 the Company was named as one of 135 defendants in a patent infringement action brought by The Lemelson Medical, Education & Research Foundation, in the United States District Court for the District of Arizona. The plaintiff claims to be the owner of various patents covering optical scanning devices commonly used by retail outlets at checkout counters to scan prices for customer purchases. The complaint seeks injunctive relief to prevent alleged continuing infringement and unspecified damages for alleged past infringement. The court and the plaintiff were advised of the Company's Chapter 11 Proceeding, and the Company has asserted the protection of the automatic stay. The remaining defendants have formed a common defense group and plan to vigorously defend against the claims. The Company disputes the plaintiff's allegations and plans to monitor the action closely.

In the Chapter 11 Proceedings, the Company engaged in litigation with General Electric Capital Corporation ("GE Capital") regarding the proceeds received from the Company's sale of an aircraft (the "Aircraft") which was financed by GE Capital. On July 19, 2000, the Court entered its Order Authorizing Sale of Aircraft Located in Houston, Texas, Subject to All Liens Attaching to the Proceeds and Pursuant to 11 U.S.C. section 363, which enabled the Company to sell the Aircraft but provided that excess proceeds in the amount of $1,065,217 would be held in escrow, pending resolution of the entitlement to such proceeds. On January 1, 2001, in its Order Authorizing Disbursement of "Excess Proceeds" Upon Sale of Aircraft and the Findings of Fact and Conclusions of Law Concerning Entitlement to "Excess Proceeds" After Sale of Aircraft, the Court ordered that GE Capital was entitled to the excess proceeds. The Company has appealed this ruling and this matter is currently before the United States District Court for the Southern District of Texas, Houston Division.

SRINV DISCLOSURE SCHEDULE 15.7

Subsidiaries

Granite National Bank, a national banking association

SRINV (THE "COMPANY") DISCLOSURE SCHEDULE 15.11

Litigation

From time to time the Company is involved in various litigation matters arising in the ordinary course of its business. Upon the filing of the Chapter 11 Proceedings, certain of the cases described below were stayed pursuant to the automatic stay afforded by the Bankruptcy Code. These proceedings cannot go forward absent Court approval to lift the automatic stay.

On June 1, 2000, the Company, Stage Stores, Inc. and Specialty Retailers, Inc. (the "Debtors") filed voluntary petitions under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. During the Chapter 11 Proceedings, the Company has continued to manage and operate its assets and business as a debtor-in-possession, pending the formulation and confirmation of a reorganization plan and subject to the supervision and orders of the Court. Additionally, an unsecured creditor committee was formed and has the right to review and participate in the Chapter 11 Proceedings. On April 24, 2001, the Debtors filed, and subsequently amended on May 14, May 21, May 25 and June 6, 2001, a "Disclosure Statement", pursuant to Section 1125 of the Bankruptcy Code, and a "Plan of Reorganization" with the Court.

EXHIBIT A

THIRD AMENDED PLAN OF REORGANIZATION OF STAGE STORES, INC.,

SPECIALTY RETAILERS, INC. AND SPECIALTY RETAILERS, INC. (NV)

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